Exhibit 11


                            CORDIS CORPORATION
                 COMPUTATION OF PRIMARY EARNINGS PER SHARE
       Three Months and Six Months Ended December 31, 1995 and 1994
                                (Unaudited)
              (Dollars in thousands except per share amounts)


                                 Three Months             Six Months
                               1995        1994        1995        1994


Net income                    $10,199   $12,982     $25,288      $24,615

Common shares (000):

Weighted average common
  shares outstanding           16,517    16,109      16,469       16,069

Equivalent shares from
  outstanding options (1)         636       590         584          552

Total                          17,153    16,699      17,053       16,621


Earnings per share            $   .59   $   .78     $  1.48      $  1.48



(1) Computed using the treasury stock method based on the average price during the periods.

NOTE: The computation of earnings per share on the fully diluted basis is the same as that set forth above.